Exhibit 99.2

ENTERPRISE PRICES $1.65 BILLION AGGREGATE PRINCIPAL

AMOUNT OF SENIOR NOTES

Houston, Texas (Monday, November 10, 2025) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $1.65 billion aggregate principal amount of notes comprised of (i) $300 million principal amount of senior notes due June 20, 2028 (“Reopened Senior Notes LLL”), (ii) $600 million principal amount of senior notes due January 15, 2031 (“Reopened Senior Notes MMM”), and (iii) $750 million principal amount of senior notes due January 15, 2036 (“Reopened Senior Notes NNN”).

Enterprise expects to use the net proceeds of this offering for (i) general company purposes, including for growth capital investments and acquisitions, if any, and (ii) the repayment of debt (including repayment of all or a portion of EPO’s $750 million principal amount of 5.05% Senior Notes FFF at their maturity in January 2026, EPO’s $875 million principal amount of 3.70% Senior Notes PP at their maturity in February 2026 and amounts outstanding under EPO’s commercial paper program).

The Reopened Senior Notes LLL will be issued at 100.630% of their principal amount, will have a fixed-rate interest coupon of 4.30% and will have identical terms, be fungible with and be a part of a single series of senior debt securities together with the $500 million of Senior Notes LLL issued on June 20, 2025. The Reopened Senior Notes MMM will be issued at 100.693% of their principal amount, will have a fixed-rate interest coupon of 4.60% and will have identical terms, be fungible with and be a part of a single series of senior debt securities together with the $750 million of Senior Notes MMM issued on June 20, 2025. The Reopened Senior Notes NNN will be issued at 101.185% of their principal amount, will have a fixed-rate interest coupon of 5.20% and will have identical terms, be fungible with and be a part of a single series of senior debt securities together with the $750 million of Senior Notes NNN issued on June 20, 2025. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis. Settlement of the offering is expected to occur on November 14, 2025, subject to the satisfaction of customary closing conditions.

BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Truist Securities, Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented for the offering by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, EPO or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, Morgan Stanley & Co. LLC at (866) 718-1649, RBC Capital Markets, LLC at (866) 375-6829 or Truist Securities, Inc. at (800) 685-4786.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described in this press release, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

Contacts:

Libby Strait, Investor Relations, (713) 381-4754 or (866) 230-0745, investor.relations@eprod.com

Rick Rainey, Media Relations, (713) 381-3635, rrainey@eprod.com

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